UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 17, 2011

Mastech Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

001-34099	26-2753540
(Commission File Number)	(IRS Employer Identification No.)

1000 Commerce Drive, Suite 500, Pittsburgh PA	15275
(Address of Principal Executive Offices)	(Zip Code)

(412) 787-2100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2011, Thomas Moran resigned from the Company’s Board of Directors and as President and Chief Executive Officer. Sunil Wadhwani will serve as the Company’s interim Chief Executive Officer effective immediately. The Board of Directors has begun a search for a permanent replacement.

In connection with his resignation, Mr. Moran and the Company entered into a Separation Agreement and Mutual Release dated September 21, 2011 (the “Separation Agreement”) which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Separation Agreement provides that Mr. Moran will be released from the non-competition provisions of his employment agreement provided he complies with the provisions of the employment agreement prohibiting him from soliciting customers and employees, disclosing and using confidential information and agrees to forfeit all outstanding restricted stock and stock options (both vested and unvested) to purchase Company common stock. The parties also agreed to mutual releases and not to disparage one another. The Separation Agreement also provides that Mr. Moran will receive a one time payment of $50,000.

Mr. Wadhwani is a co-founder of Mastech and Co-Chairman of the Company’s Board of Directors. Mr. Wadhwani’s business experience and related party transactions are more particularly described in the Company’s 2011 Proxy Statement for the fiscal year ending December 31, 2010, which was filed with the United States Securities and Exchange Commission on April 11, 2011.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are furnished with this Form 8-K:

10.1	Separation and Mutual Release Agreement, dated September 21, 2011.

99.1	Press Release from Mastech Holdings, Inc., dated September 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTECH HOLDINGS, INC.

By:	/s/ John J. Cronin, Jr.
Name:	John J. Cronin, Jr.
Title:	Chief Financial Officer, Secretary, and Treasurer

September 22, 2011

Exhibit Index

Exhibit No.	Description

10.1	Separation and Mutual Release Agreement, dated September 21, 2011.

99.1	Press Release From Mastech Holdings, Inc., dated September 22, 2011.